Filed pursuant to Rule 424(b)(3) and Rule 424(c)
                                                  Registration Number 333-120573


                              PROSPECTUS SUPPLEMENT
                       TO PROSPECTUS DATED AUGUST 31, 2005

                          CELL POWER TECHNOLOGIES, INC.

                        14,836,576 shares of Common Stock

         This prospectus supplement supplements and amends our prospectus dated August 31, 2005 related to the offering of up to 14,836,576 shares of our common stock, no par value, which may be offered from time to time by the selling stockholders named therein.

         This prospectus supplement should be read in conjunction with, and may not be delivered or utilized without, the prospectus, including any amendments or supplements thereto.

         This prospectus supplement amends the prospectus by inserting at the end of the fifth full paragraph under the heading "Plan of Distribution" the following text:

      "The shares of common stock underlying the warrants issued to those selling stockholders who, as indicated in the table under the heading "Selling Stockholders" below, received such warrants as part of compensation pursuant to a placement agency agreement between us and Joseph Stevens & Company, Inc. are restricted in accordance with Rule 2710(g)(I) of the NASD Conduct Rules. Accordingly, those selling stockholders shall not directly or indirectly, offer, sell, agree to offer or sell, transfer, assign, pledge, hypothecate or subject to hedging, short sale, derivative, put or call transaction such shares for a period of 180 days after the date this registration statement is declared effective by the Securities and Exchange Commission."

         Investing in our common stock involves risks. See "Risk Factors" beginning on page 3 of the prospectus.

         Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement. Any representation to the contrary is a criminal offense.

         You may rely only on the information contained in this prospectus supplement or the accompanying prospectus. We have not authorized anyone to provide information different from that contained in this prospectus supplement or the accompanying prospectus. Neither the delivery of this prospectus supplement and accompanying prospectus nor the sale of common stock means that information contained in this prospectus supplement and the accompanying prospectus is correct after the date of this prospectus supplement or the prospectus, as the case may be. This prospectus supplement is not an offer to sell or solicitation of any offer to buy these shares of common stock in any circumstances under which the offer or solicitation is unlawful.

                                -----------------

          The date of this prospectus supplement is November 29, 2005.